Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement (No.333-139534) on Form SB-2 of Response Genetics, Inc. of our report dated March 5, 2007, except for Note 16 as to which the date is June 4, 2007 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption "Experts" in such Prospectus.

Singer Lewak Greenbaum & Goldstein LLP
Santa Ana, California
June 4, 2007